Exhibit 99a

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13D with respect to the ordinary shares, par value $0.00005 per share (the “Shares”), including Shares represented by American Depositary Shares, each representing 100 Shares, of Huarry! Holding Co., Ltd. (including amendments thereto) filed herewith shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Section 13d-1(k)(ii) of the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 18th day of September, 2009.

September 21, 2009	SHANDA INTERACTIVE ENTERTAINMENT LIMITED

	By:	/s/ TIANQIAO CHEN
Name: Tianqiao Chen
Title: Chairman and Chief Executive Officer

SHANDA MUSIC GROUP LIMITED

September 21, 2009	By:	/s/ TIANQIAO CHEN
Name: Tianqiao Chen
Title: Director